EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Thomas & Betts Corporation

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Thomas & Betts Corporation of our report dated February 11, 2004, with respect to the consolidated balance sheets of Thomas & Betts Corporation as of December 31, 2003, and December 29, 2002, and the related consolidated statements of operations, cash flows, and shareholders’ equity and comprehensive income for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003, Annual Report on Form 10-K of Thomas & Betts Corporation.

/s/ KPMG LLP

Memphis, Tennessee

May 7, 2004